Exhibit 10.2
POST-EMPLOYMENT NON-DISCLOSURE, NON-COMPETITION
AND NON-SOLICITATION AGREEMENT
     This Post-Employment Non-Disclosure, Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made as of June 30, 2006, by and among Richard Fritschi (“Fritschi”), Zimmer Holdings, Inc. (“Zimmer Holdings”), and Zimmer GmbH (“Zimmer GmbH”), a subsidiary of Zimmer Holdings. Zimmer Holdings and Zimmer GmbH, together with all of their subsidiaries and affiliates worldwide, are sometimes collectively referred to herein as “Zimmer”.
Recitals
     A. Fritschi has been an employee of Zimmer GmbH, most recently serving as President, Zimmer Europe and Australasia. Zimmer GmbH and Fritschi are parties to the following agreements: (i) Employment Contract, executed on or about September 10, 2004 (the “Employment Contract”), and (ii) Confidentiality, Non-Competition and Non-Solicitation Employment Agreement, executed on or about October 18, 2004 (the “Existing Non-Compete Agreement”). Additionally, Zimmer Holdings and Fritschi are parties to three separate stock option award agreements, one of which was executed in January 2004, and the other two of which were executed in January 2005 (collectively, the “Stock Option Agreements”).
     B. On December 2, 2005, Zimmer GmbH notified Fritschi that it was exercising its right to terminate his employment following the six-month notice period required by the Employment Contract. Zimmer GmbH placed Fritschi on immediate garden leave (Freistellung) and notified him that the effective date of the termination will be June 30, 2006 (the “Termination Effective Date”).
     C. On even date herewith, Fritschi, Zimmer Holdings and Zimmer GmbH entered into a Separation Agreement (the “Separation Agreement”). As contemplated by Section 5 of the Separation Agreement, the parties mutually desire to enter into this Agreement.
Agreement
     NOW, THEREFORE, in consideration of the foregoing recitals, the promises contained herein and in the Separation Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fritschi and Zimmer agree as follows:
     1. Recitals. The recitals set forth above are incorporated into and are a part of this Agreement.
     2. Acknowledgements. Fritschi acknowledges that Zimmer is engaged in the highly competitive business of the development, manufacture, distribution and sale of orthopaedic-medical, oral-rehabilitation, and/or spine or trauma devices, products, and services throughout the world. Fritschi acknowledges that, during his employment with Zimmer, he had responsibility for Zimmer’s competitive position and financial viability throughout the world and had access to Confidential Information (as hereinafter defined) relating to all aspects of running Zimmer’s business. Further, Fritschi acknowledges that during the course of his employment with Zimmer, he: (a) was given access to Confidential Information (as hereinafter defined); (b) participated in the development and/or usage of inventions, products, concepts, methods, or technologies that are related to Zimmer’s business; (c) was given specialized, proprietary training relating to Zimmer’s products, processes, and Confidential Information; and/or (d) was given access to Zimmer’s customers and other business relationships.
     3. Non-Disclosure of Confidential Information. Fritschi acknowledges that Confidential Information is a valuable, special and unique asset of Zimmer and agrees to the following:
(A) Confidential Information Defined. “Confidential Information” includes, without limitation, any and all of Zimmer’s Trade Secrets (as defined by local law and/or the law of the State of Indiana), Inventions (as defined herein), confidential and proprietary information and all other information and data of Zimmer that is not generally known to the public or other third parties, who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, the following: (i) marketing, sales, and advertising information, such as lists of actual or potential customers; customer-preference data; marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans; confidential customer information including identification of purchasing personnel, account status, needs and ability to pay; business plans; product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies; (ii) organizational information, such as personnel and salary data; merger, acquisition and expansion information; information concerning methods of operation; divestiture information; and competitive information pertaining to Zimmer’s distributors; (iii) financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing-policy practices; (iv) technical information, such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical-training methods; (v) information disclosed to Fritschi as part of any specialized, proprietary training process; (vi) information of third parties provided to Fritschi subject to non-disclosure restrictions; and (vii) any work product created by Fritschi in rendering services for Zimmer.
(B) Non-Disclosure of Confidential Information. Fritschi agrees that he will not disclose, transfer or use (or seek to induce others to disclose, transfer or use) any Zimmer Confidential Information for any purpose.
(C) Protection of Confidential Information. Fritschi will notify Zimmer in writing of any circumstances that may constitute unauthorized disclosure, transfer or use of Confidential Information. Fritschi will use best efforts to protect Confidential Information from unauthorized disclosure, transfer or use.
     4. Ownership of Confidential Information and Inventions.
(A) Invention Defined. “Invention” includes, without limitation, ideas, programs, processes, systems, intellectual property, works of authorship, copyrightable materials, discoveries, and improvements of which Fritschi conceived, alone or in conjunction with others, during his employment with Zimmer or within six (6) months after the Termination Effective Date and that relate to Zimmer’s present or future business. An Invention is covered by this Agreement regardless of whether (i) Fritschi conceived of the Invention in the scope or outside the scope of his employment with Zimmer; and/or (ii) the Invention is patentable.
(B) Ownership of Confidential Information and Inventions. Confidential Information and Inventions are solely the property of Zimmer. Fritschi agrees that he does not have any right, title or interest in any of the Confidential Information or Inventions. Fritschi may be recognized as the inventor of an Invention without retaining any other rights associated therewith.
     5. Non-Competition Covenants. Fritschi acknowledges that the Existing Non-Compete Agreement shall continue to be in full force and effect until the Termination Effective Date, and that Zimmer may continue to enforce its rights and remedies under the Existing Non-Compete Agreement subsequent to the Termination Effective Date for any violations which occurred on or before June 30, 2006. Fritschi and Zimmer acknowledge and agree that the following post-employment, non-competition covenants are reasonable and necessary to protect the legitimate interests of Zimmer, including, without limitation, the protection of Confidential Information and Inventions. Fritschi further acknowledges and agrees that such covenants are an essential part of, and consideration for, Zimmer’s promises contained in the Separation Agreement and this Agreement. Commencing as of July 1, 2006, Fritschi agrees to, and covenants to comply with, each of the following separate and divisible restrictions:
(A) Definitions.
1. “Competing Product” includes any reconstructive orthopaedic, spine and/or trauma device, product, or service, including any new product formulation, product modification, and/or product improvement (a) that resembles or competes with a device, product or service Zimmer researched, developed, manufactured, marketed, distributed, or sold during the term of Fritschi’s employment with Zimmer leading up to the Termination Effective Date and (b) with which Fritschi worked in the course of his employment with Zimmer or about which Fritschi obtained Confidential Information in the course of his employment with Zimmer.

2. “Competing Organization” includes: (a) any organization, or any division or unit of an organization, that researches, develops, manufactures, markets, distributes or sells any Competing Product; or (b) any organization, or any division or unit of an organization, that plans to research, develop, manufacture, market, distribute or sell any Competing Product.
3. “Diversified Competing Organization” includes any Competing Organization that controls or is under common control with entities that conduct business in an industry other than the orthopaedic, spine-implant or trauma products industries.
4. “Same or Similar Capacity” includes: (a) duties, responsibilities, or functions Fritschi is expected to perform or does perform for a Competing Organization which are the same as, or similar to, his duties, responsibilities or functions during the last two years of his employment with Zimmer; b) any executive or managerial capacity; or c) any other capacity in which Fritschi’s knowledge of Zimmer Confidential Information or Inventions would constitute a competitive disadvantage to Zimmer if used on behalf of the Competitive Organization.
5. “Restricted Geographic Area” includes the countries of the European Community and the European Free Trade Association (EFTA), Central and Eastern European countries, the Mediterranean countries, and the countries in the Middle East and Africa.
6. “Non-Competition Period” begins on July 1, 2006 and continues for a period of twenty-four (24) months, expiring on June 30, 2008, unless otherwise extended by Fritschi’s breach of this Agreement. The Non-Competition Period shall not expire during any period in which Fritschi is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period Fritschi was in violation of any such restrictions.
7. “Customer” includes, without limitation, any distributor, health care provider, health care dealer, hospital, hospital system, university practitioner, surgeon, health care purchasing organization, or surgical group with which Fritschi had a business relationship on behalf of Zimmer during the last two years of his employment with Zimmer and that (a) purchased, marketed or distributed any competing products during the last two years of Fritschi’s Zimmer employment; (b) participated in or influenced the purchasing decisions of any Customer of Zimmer; or (c) used Zimmer’s devices, products or services purchased by a Customer of Zimmer.
8. “Potential Customer” includes, without limitation, any distributor,

health care provider, health care dealer, hospital, hospital system, university practitioner, surgeon, health care purchasing organization, or surgical group which Fritschi identified, marketed to or held discussions with regarding the research, development, manufacture, distribution or sale of any Competing Products during the last two years of Fritschi’s employment with Zimmer.
(B) Restrictive Covenants. During the Non-Competition Period, Fritschi agrees to be bound by each of the following independent and divisible restrictions:
1. Fritschi will not seek or obtain employment with, work for, consult with, or lend assistance to any Competing Organization in a Same or Similar Capacity in the Restricted Geographic Area.
2. Fritschi will not seek or obtain employment with, work for, consult with, or lend assistance to any Competing Organization in any capacity if it is likely that as part of such capacity, Fritschi would inevitably use or disclose any of Zimmer’s Confidential Information or Inventions.
3. Fritschi will not seek or obtain employment with, work for, consult with, or lend assistance to any Competing Organization in any capacity involving any Competing Product.
4. Fritschi may accept employment with, work for, consult with, or lend assistance to any Diversified Competing Organization provided that (a) the division or unit of the Diversified Competing Organization with which Fritschi will be affiliated is not a Competing Organization; (b) Fritschi’s affiliation with the Diversified Competing Organization does not involve any Competing Product; (c) Fritschi provides Zimmer with a written description of his anticipated activities on behalf of the Diversified Competing Organization; (d) Fritschi ‘s affiliation with the Diversified Competing Organization would not likely cause Fritschi to inevitably use and/or disclose any Zimmer Confidential Information; and (e) Fritschi ‘s affiliation with the Diversified Competing Organization does not constitute a competitive disadvantage to Zimmer.
5. Fritschi will not seek or obtain employment with, work for, consult with, or lend assistance to any Customers or Potential Customers in the Restricted Geographic Area in a competitive capacity in which his knowledge of Zimmer’s Confidential Information would inevitably be used to Zimmer’s competitive disadvantage or for a competitive purpose.
6. Fritschi will not solicit, attempt to solicit, or engage in discussions or other communications with any Customer or Potential Customer with the purpose or intent of promoting, marketing, selling or obtaining orders for any Competing Product.

7. Fritschi will not interfere adversely with past, present or prospective business relationships between Zimmer and any of its Customers, Potential Customers, suppliers, distributors, agents, sales representatives, employees, independent contractors or other persons or entities with which Zimmer conducts business.
8. Fritschi will not solicit for employment, advise or recommend to any other person or entity that such person or entity solicit for employment, any individual employed by Zimmer during the last two years of Fritschi’s employment with Zimmer, or otherwise induce or entice any such employee to leave employment with Zimmer to work for, consult with, or lend assistance to any Competing Organization.
9. Fritschi agrees to refrain from making any disparaging or derogatory statements about Zimmer, its products, or its past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Zimmer’s business or other practices.
10. Fritschi agrees that the divisible covenants contained in this Agreement prohibit him from engaging in the restricted activities whether on his own behalf or on behalf of, or for the benefit of, any other person or entity.
     6. Reasonableness of Terms. Fritschi acknowledges that the restrictive covenants contained in this Agreement are necessary to protect Zimmer’s legitimate interests in Confidential Information, Inventions and goodwill. Fritschi further acknowledges that, in light of Zimmer’s obligations under the Separation Agreement and otherwise, the restrictive covenants set forth in this Agreement will not pose any hardship on Fritschi and that he will reasonably be able to earn an equivalent livelihood without violating any provision of this Agreement.
     7. Severability and Modification of Restrictions. The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion, or section of this Agreement is determined to be unenforceable or invalid for any reason, Zimmer and Fritschi acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the temporal duration, scope of prohibited activity, and/or geographic area covered by any non-competition, non-solicitation, non-disparagement or non-disclosure covenant, provision, or clause, Zimmer and Fritschi acknowledge and agree that such covenant, provision, or clause shall automatically be deemed reformed such that the contested covenant, provision, or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting this Agreement shall have the authority, if necessary, to reform the Agreement to render it enforceable under applicable law.
     8. Remedies.
     (A) In addition to all other relief to which Zimmer may be entitled, as provided in the Separation Agreement, if Fritschi breaches the terms of this Agreement, as determined by a competent court of law, Fritschi and Zimmer agree that Fritschi shall no longer receive the payments described under Section 5(b) of the Separation Agreement and Fritschi shall refund to Zimmer any sums previously paid by Zimmer to Fritschi under said Section 5(b).
     (B) Fritschi acknowledges that a breach or threatened breach by him of this Agreement will give rise to irreparable injury to Zimmer and that money damages will not be adequate relief for such injury. However, for each violation of the covenants set forth in this Agreement, as determined by a competent court of law, Fritschi shall pay Zimmer an amount equal to one times his Zimmer 2005 annual base salary and target bonus amount as liquidated damages in addition to any other damages as may be incurred by Zimmer. The payment of liquidated damages shall not operate as a waiver of Zimmer’s rights or Fritschi’s obligations under this Agreement. Accordingly, Fritschi agrees that Zimmer shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions, or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies that may be available.
     (C) In the event Fritschi breaches the terms of this Agreement, Fritschi shall disgorge to Zimmer any and all gains realized from stock option exercises relating to the Stock Option Agreements.
     (D) Zimmer shall be entitled to recover from Fritschi all litigation costs and attorneys’ fees incurred by Zimmer in any action or proceeding relating to this Agreement, the Existing Non-Compete Agreement and/or the Separation Agreement, in which Zimmer prevails, including, but not limited to, any action or proceeding in which Zimmer seeks enforcement of this Agreement or seeks relief from Fritschi’s violation of this Agreement.
     9. Governing Law and Jurisdiction. This Agreement, including the jurisdiction clause, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland. Exclusive jurisdiction for all disputes arising out of or in connection with this Agreement shall be with the ordinary courts of Zurich 1.
     10. Successors. This Agreement shall inure to the benefit of, and may be enforced by, any and all successors of Zimmer, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Fritschi and his executors, administrators, personal representatives or other successors-in-interest.
     11. Modification. This Agreement may not be amended, supplemented or modified except by a written document signed by Fritschi and a duly-authorized officer of Zimmer Holdings and Zimmer GmbH.
     12. No Waiver. The failure of Zimmer to insist upon performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights. All waivers must be in writing.
     13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but each of which when taken together will constitute one and the same agreement.
     14. Entire Agreement. This Agreement, together with the Separation Agreement, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein. Notwithstanding the foregoing, Zimmer may continue to enforce its rights and remedies under and pursuant to the Existing Non-Compete Agreement.
     Fritschi’s signature below indicates that he has been given ample time to consider the entire Agreement, he has read the entire Agreement, he understands what he is signing, and he is signing it voluntarily. Fritschi acknowledges that Zimmer advised him to consult with an attorney prior to signing the Agreement.

/s/ RICHARD FRITSCHI
RICHARD FRITSCHI

ZIMMER HOLDINGS, INC.
By:	/s/ J. RAYMOND ELLIOTT
	Name:	J. Raymond Elliott
	Title:	Chairman, President & CEO

ZIMMER GmbH
By:	/s/ ROLAND DIGGELMANN
	Name:	Roland Diggelmann
	Title:	Sr. VP, Sales & Distribution, Europe & MEA